EXHIBIT 99.2

Upexi Provides Periodic Update to its Share Repurchase Program

TAMPA, FL., May 6, 2026 -- Upexi, Inc. (NASDAQ: UPXI) (“Upexi” or the “Company”), a leading Solana-focused digital asset treasury company and consumer brands owner, provided an update to the $50,000,000 authorized share repurchase program, previously announced on November 13, 2025.

Year-to-Date Share Repurchases

Trade month	Number of common shares purchased	Average price per share excluding fees	Consideration excluding fees
January 2026	-	$-	$-
February 2026	1,637,500	$0.76	$1,246,450.70
March 2026	840,561	$0.87	$728,230.80
April 2026	-	$-	$-
Total	2,478,061	$0.80	$1,974,681.50

As of May 5, 2026, the Company has repurchased a total of 2,894,287 shares of the Company’s common stock and has $47,226,036 remaining on its share repurchase program.  Management will provide periodic updates to the share repurchase program through press releases and annual and quarterly financial reports.

Management will continue to use the share repurchase program and other available tools to maximize shareholder value.

About Upexi, Inc.

Upexi, Inc. (Nasdaq: UPXI) is a leading digital asset treasury company, where it aims to acquire and hold as much Solana (SOL) as possible in a disciplined and accretive fashion. In addition to benefiting from the potential price appreciation of Solana, the cryptocurrency of the leading high-performance blockchain, Upexi utilizes three key value accrual mechanisms in intelligent capital issuance, staking, and discounted locked token purchases. The Company operates in a risk-prudent fashion to position itself for any market environment and to appeal to investors of all kinds, and it currently holds roughly 2.4 million SOL. Upexi also continues to be a brand owner specializing in the development, manufacturing, and distribution of consumer products. Please see www.upexi.com for more information.

Follow Upexi on X - https://x.com/upexitreasury

Follow CEO, Allan Marshall, on X - https://x.com/upexiallan

Follow CSO, Brian Rudick, on X - https://x.com/thetinyant

Company Contact

Brian Rudick, Chief Strategy Officer

(203) 442-5391

brian.rudick@upexi.com

Investor Relations Contact

KCSA Strategic Communications

Valter Pinto or Jack Perkins

Upexi@KCSA.com